EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Reports Third Quarter 2021 Financial Results

Results for the Third Quarter of 2021

  Net income of $9.4 million, or $0.40 per common unit
  Adjusted EBITDA of $13.5 million and distributable cash flow of $11.5 million
  Quarterly cash distribution of $0.435 per unit
  Distribution coverage ratio of 1.11x, LTM distribution coverage ratio of 2.43x

OMAHA, Neb., Nov. 04, 2021 (GLOBE NEWSWIRE) -- Green Plains Partners LP (NASDAQ:GPP) today announced financial and operating results for the third quarter of 2021. Net income attributable to the partnership was $9.4 million, or $0.40 per common unit, for the third quarter of 2021, compared with net income of $10.3 million, or $0.44 per common unit, for the same period in 2020.

The partnership also reported adjusted EBITDA of $13.5 million and distributable cash flow of $11.5 million for the third quarter of 2021, compared with adjusted EBITDA of $13.9 million and distributable cash flow of $11.3 million for the same period in 2020. Distribution coverage was 1.11x for the three months ended September 30, 2021.

“We were pleased to increase the distribution for the quarter, returning capital to unitholders consistent with our prior guidance,” said Todd Becker, president and chief executive officer. “The partnership continues to be well positioned to deliver stable and consistent cash flows for its unitholders.”

Third Quarter Highlights and Recent Developments

  On October 19, 2021, the board of directors of the partnership’s general partner declared a quarterly cash distribution of $0.435 per unit, or approximately $10.3 million, for the third quarter of 2021. The distribution is payable on November 12, 2021, to unitholders of record at the close of business on November 5, 2021.
  On July 20, 2021, the partnership closed on an amended five-year, $60.0 million term loan facility.

Results of Operations
Consolidated revenues decreased $2.1 million for the three months ended September 30, 2021, compared with the same period for 2020. Railcar transportation services revenue decreased $0.9 million primarily due to a reduction in average volumetric capacity, and storage and throughput services revenue decreased $1.0 million due to a decrease in throughput volumes, both of which were a result of the sale of our parent’s Hereford ethanol plant in the fourth quarter of 2020 and its Ord ethanol plant in the first quarter of 2021. Terminal services revenue decreased $0.1 million due to lower throughput at our terminals. Trucking and other revenue decreased $0.1 million as a result of lower affiliate freight volume.

Operations and maintenance expenses decreased $1.5 million for the three months ended September 30, 2021, compared with the same period for 2020, primarily due to a reduction in railcar lease expense of $0.7 million, a decrease in accretion expense of $0.4 million associated with railcar lease asset retirement obligations, and a decrease of $0.2 million in repairs and maintenance expenses associated with our storage facilities and terminals as a result of our parent’s sale of assets.

During the third quarter of 2021, Green Plains Inc.’s average production utilization rate was approximately 75.0% of capacity. Ethanol throughput was 182.3 million gallons, which was below the contracted minimum volume commitment. As a result, the partnership charged Green Plains Trade $1.9 million related to the minimum volume commitment deficiency for the quarter, resulting in a credit to be applied against potential excess volumes in future periods. The cumulative minimum volume deficiency credits available to Green Plains Trade as of September 30, 2021 totaled $7.2 million. If these credits are unused by Green Plains Trade, $1.1 million will expire on December 31, 2021, $2.8 million will expire on March 31, 2022, $1.4 million will expire on June 30, 2022 and $1.9 million will expire on September 30, 2022. These credits have been recognized in revenue by the partnership, and as such, future volumes throughput by Green Plains Trade in excess of the quarterly minimum volume commitment, up to the amount of these credits, will not be recognized in revenue in future periods prior to expiration.

GREEN PLAINS PARTNERS LP
SELECTED OPERATING DATA
(unaudited, in million gallons)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2021	2020	% Var.	2021	2020	% Var.
Product volumes
Storage and throughput services	182.3	189.6	(3.9)%	553.1	581.3	(4.9)%

Terminal services:
Affiliate	22.1	24.5	(9.8)	62.1	79.3	(21.7)
Non-affiliate	26.2	27.7	(5.4)	77.7	78.3	(0.8)
	48.3	52.2	(7.5)	139.8	157.6	(11.3)

Railcar capacity billed (daily average)	68.6	81.5	(15.8)	70.3	80.4	(12.6)

Liquidity and Capital Resources
Total liquidity as of September 30, 2021 consisted of $14.2 million in cash and cash equivalents. Total debt outstanding was $59.6 million, net of debt issuance costs of $0.4 million.

Conference Call Information
On November 4, 2021, Green Plains Partners LP and Green Plains Inc. will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss third quarter 2021 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 877.711.2374 and 281.542.4862, respectively, and referencing conference ID 2049686. The company advises participants to call at least 10 minutes prior to the start time. Alternatively, the conference call, transcript and presentation will be accessible on Green Plains Partners’ website at http://ir.greenplainspartners.com.

Non-GAAP Financial Measures
Adjusted EBITDA and distributable cash flow are supplemental financial measures used to assess the partnership’s financial performance. Management believes adjusted EBITDA and distributable cash flow provide investors useful information in assessing the partnership’s financial condition and results of operations. Adjusted EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization, plus adjustments for transaction costs related to acquisitions or financing transactions, unit-based compensation expense, net gains or losses on asset sales and the partnership’s proportional share of EBITDA adjustments of our equity method investee. Distributable cash flow is defined as adjusted EBITDA less interest paid or payable, income taxes paid or payable, maintenance capital expenditures and the partnership’s proportionate share of distributable cash flow adjustments of our equity method investee. References to LTM refer to results from the immediately preceding twelve-month period. Adjusted EBITDA and distributable cash flow are not presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and therefore should not be considered in isolation or as alternatives to net income or any other measure of financial performance presented in accordance with GAAP to analyze the partnership’s results.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of ultra-high protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information, visit www.gpreinc.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied are discussed in Green Plains Partners’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains Partners assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2021	2020
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$14,201	$2,478
Accounts receivable, including from affiliates	13,555	14,744
Other current assets	982	772
Total current assets	28,738	17,994
Property and equipment, net	29,601	32,119
Operating lease right-of-use assets	41,890	40,604
Other assets	15,109	14,603
Total assets	$115,338	$105,320

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable, including to affiliates	$4,647	$4,399
Operating lease current liabilities	12,133	11,506
Current maturities of long-term debt	-	97,739
Other current liabilities	2,664	5,438
Total current liabilities	19,444	119,082
Long-term debt	59,579	-
Asset retirement obligations	2,879	2,865
Operating lease long-term liabilities	30,794	29,835
Total liabilities	112,696	151,782

Partners' equity (deficit)	2,642	(46,462)
Total liabilities and partners' equity (deficit)	$115,338	$105,320

GREEN PLAINS PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per unit amounts)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2021	2020	% Var.	2021	2020	% Var.
Revenues
Affiliate	$18,221	$20,347	(10.4)%	$56,061	$58,327	(3.9)%
Non-affiliate	1,030	1,035	(0.5)	3,297	3,707	(11.1)
Total revenues	19,251	21,382	(10.0)	59,358	62,034	(4.3)
Operating expenses
Operations and maintenance (excluding depreciation and amortization reflected below)	5,161	6,647	(22.4)	17,153	19,410	(11.6)
General and administrative	892	1,116	(20.1)	3,152	3,038	3.8
Depreciation and amortization	1,089	940	15.9	2,771	2,867	(3.3)
Total operating expenses	7,142	8,703	(17.9)	23,076	25,315	(8.8)
Operating income	12,109	12,679	(4.5)	36,282	36,719	(1.2)
Interest expense	(2,781)	(2,498)	11.3	(6,120)	(6,182)	(1.0)
Income before income taxes and income from equity method investee	9,328	10,181	(8.4)	30,162	30,537	(1.2)
Income tax expense	(77)	(30)	156.7	(229)	(166)	38.0
Income from equity method investee	174	155	12.3	517	488	5.9
Net income	$9,425	$10,306	(8.5)%	$30,450	$30,859	(1.3)%

Net income attributable to partners' ownership interests:
General partner	$188	$206	(8.7)%	$609	$617	(1.3)%
Limited partners - common unitholders	9,237	10,100	(8.5)	29,841	30,242	(1.3)

Earnings per limited partner unit (basic and diluted):
Common units	$0.40	$0.44	(9.1)%	$1.29	$1.31	(1.5)%

Weighted average limited partner units outstanding (basic and diluted):
Common units	23,208	23,161		23,177	23,145

Supplemental Revenues Data:
Storage and throughput services	$11,564	$12,520	(7.6)%	$35,389	$36,090	(1.9)%
Railcar transportation services	4,688	5,538	(15.3)	14,525	16,036	(9.4)
Terminal services	1,998	2,162	(7.6)	6,258	6,488	(3.5)
Trucking and other	1,001	1,162	(13.9)	3,186	3,420	(6.8)
Total revenues	$19,251	$21,382	(10.0)%	$59,358	$62,034	(4.3)%

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended
	September 30,
	2021	2020
Cash flows from operating activities:
Net income	$30,450	$30,859
Noncash operating adjustments:
Depreciation and amortization	2,771	2,867
Distribution from equity method investee	-	1,000
Other	1,772	1,146
Net change in working capital	(1,317)	(1,595)
Net cash provided by operating activities	33,676	34,277

Cash flows from investing activities:
Purchases of property and equipment	(494)	(117)
Disposition of assets	27,500	-
Net cash provided by (used in) investing activities	27,006	(117)

Cash flows from financing activities:
Payments of distributions	(8,528)	(16,958)
Net payments on revolving credit facility	-	(4,400)
Net payments on long-term debt	(40,000)	(9,500)
Payments of loan fees	(436)	(3,495)
Other	5	7
Net cash used in financing activities	(48,959)	(34,346)

Net change in cash and cash equivalents	11,723	(186)
Cash and cash equivalents, beginning of period	2,478	261
Cash and cash equivalents, end of period	$14,201	$75

GREEN PLAINS PARTNERS LP
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except ratios)

	Three Months Ended		Nine Months Ended		LTM Ended
	September 30,		September 30,		September 30,
	2021	2020	2021	2020	2021
Net income	$9,425	$10,306	$30,450	$30,859	$40,738
Interest expense (1)	2,781	2,498	6,120	6,182	8,451
Income tax expense	77	30	229	166	275
Depreciation and amortization	1,089	940	2,771	2,867	3,710
Transaction costs	-	-	5	-	30
Unit-based compensation expense	60	81	219	239	300
Proportional share of EBITDA adjustments of equity method investee (2)	45	43	139	137	183
Adjusted EBITDA	13,477	13,898	39,933	40,450	53,687
Interest paid or payable	(1,781)	(2,498)	(5,120)	(6,182)	(7,451)
Income taxes paid or payable	(77)	(30)	(229)	(91)	(275)
Maintenance capital expenditures	(137)	(62)	(139)	(116)	(204)
Distributable cash flow (3)	$11,482	$11,308	$34,445	$34,061	$45,757
Distributions declared (4)	$10,310	$2,848	$15,996	$8,520	$18,837
Coverage ratio	1.11x	3.97x	2.15x	4.00x	2.43x

(1) Includes $1.0 million in unamortized debt issuance costs written off upon extinguishment of debt for the three and nine months ended September 30, 2021.
(2) Represents the partnership's proportional share of depreciation and amortization of its equity method investee.
(3) Distributable cash flow does not include adjustments for the principal payments on the term loan of $3.2 million and $50.0 million during the three and nine months ended September 30, 2021, respectively.
(4) Represents distributions declared for the applicable period and paid in the subsequent quarter.

Green Plains Contacts
Investors: Phil Boggs | Executive Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com
Media: Lisa Gibson | Communications Manager | 402.952.4971 | lisa.gibson@gpreinc.com